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                                                                 EXHIBIT (c)(11)

PRESS RELEASE

For Immediate Release

March 28, 1994

     Bethpage, New York. Grumman Corporation announced that today it had sent the attached letter to both Martin Marietta Corporation and Northrop Corporation.